Exhibit 21 Subsidiaries of the Registrant

Subsidiaries
of the Registrant (1)

The following is a list of the Company's consolidated subsidiaries as of December 31, 2008:

Subsidiary	State or Country of Organization	Percent of Voting Securities Owned

Nanotailor Materials, Inc.	Delaware	100%